Exhibit 10.1

THIRD AMENDMENT TO
THE
AMEDISYS, INC. 2018 OMNIBUS INCENTIVE COMPENSATION PLAN

This Third Amendment (this “Amendment”) to the Amedisys, Inc. 2018 Omnibus Incentive Compensation Plan, as amended (the “Plan”), is entered into this 31st day of July, 2024, by the Compensation Committee of the Board of Directors (the “Committee”) of Amedisys, Inc. (the “Company”), as authorized pursuant to Section 19 of the Plan.

WHEREAS, the Company established and maintains the Plan, as it may be amended and/or restated from time to time;

WHEREAS, Section 19 of the Plan permits the Committee to amend the Plan without stockholder approval as set forth therein; and

WHEREAS, the Committee now desires to amend the Plan, effective as of the day immediately preceding the closing date of the Company’s merger (the “Merger”) with UnitedHealth Group Incorporated (the “Effective Date”), yet contingent upon such closing, to provide that vested stock options be exercised automatically on the day they expire if they are “in-the-money” at the time of expiration.

NOW, THEREFORE, for Awards that are outstanding on the Effective Date, the Plan is hereby amended, contingent upon the closing of the Merger, effective as of the Effective Date, as follows:

1.

Section 8 of the Plan is hereby amended by adding a new subsection 8.6 as follows:

8.6. Automatic Exercise of Certain Expiring Options. Notwithstanding any other provision of this Plan or any Award Notice or Award agreement (other than this Section 8), on the last trading day on which all or a portion of an outstanding Option may be exercised, if as of the close of trading on such day the then Fair Market Value of a share of Common Stock exceeds the per share Exercise Price of the Option by at least $.01 (such expiring portion of an Option that is so in-the-money, an “Auto-Exercise Eligible Option”), the optionee shall be deemed to have automatically exercised such Auto-Exercise Eligible Option (to the extent it has not previously been exercised, forfeited, or terminated) as of the close of trading in accordance with the provisions of this Section 8.6. In the event of an automatic exercise pursuant to this Section 8.6, the Company shall reduce the number of shares of Common Stock issued to the optionee upon such optionee’s automatic exercise of the Auto-Exercise Eligible Option in an amount necessary to satisfy (1) the optionee’s Exercise Price obligation for the Auto-Exercise Eligible Option and (2) the minimum amount of tax required to be withheld in connection with the automatic exercise (or such other rate that will not cause adverse accounting consequences for the Company) unless the Committee deems that a different method of satisfying such withholding obligations is practicable and advisable, in each case based on the Fair Market Value of the Common Stock as of the close of trading on the date of exercise. In accordance with procedures established by the Committee, an optionee may notify the Company’s record-keeper in writing in advance that he or she does not wish for the Auto-Exercise Eligible Option to be exercised. This Section 8.6 shall not apply to any Option to the extent that this Section causes the Option to fail to qualify for favorable tax treatment under applicable law. In its discretion, the Company may determine to cease automatically exercising Options at any time.

2.

Capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Plan.

3.

This Amendment shall be void and of no force and effect if the Merger does not close.

Except as specifically set forth above, the terms of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Committee has caused this Amendment to be adopted and executed on the date first set forth above.

Amedisys, Inc.

By: /s/Teresa L. Kline

Name: Teresa L. Kline

Title: Compensation Committee Chair

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